Exhibit 10.10

Form of
“LPG TRANSPORTATION AGREEMENT”

This LPG Transportation Agreement (“Agreement”), is made and entered into this ___ day of _________ 2006 (the “Effective Date”), by and between Rio Vista Operating Partnership, L.P., a Delaware limited partnership (“Rio”) and Penn Octane International, LLC, a Delaware limited liability company (“International”) (collectively “Carrier”), and TransMontaigne Product Services Inc., a Delaware corporation (“Shipper”). Carrier and Shipper are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.    Carrier owns the Carrier System as defined below. Carrier and Shipper entered into a Purchase and Sale Agreement, dated August 15, 2005, as amended and restated on August 15, 2006 (“Purchase Agreement”), pursuant to which Shipper purchased certain Brownsville Terminal Assets (as defined in the Purchase Agreement).

B.     Shipper requires Carrier to ship LPG from the Brownsville Terminal Site to the Mexican Terminal Site using the Carrier System and have Carrier cause its wholly owned subsidiaries, Termatsal S. de R.L. de C.V. (“Termatsal”), and Penn Octane de Mexico, S. de R.L. de C.V. (“POM”) and its affiliate, Tergas, S. de R.L. de C.V. (“Tergas”), of which each Termatsal, POM and Tergas are limited liability companies duly incorporated and existing under the laws of Mexico all of which Carrier controls, to transport on the Mexican portion of the Carrier System and deliver the LPG to designated customers of Shipper or PMI at the Mexican Terminal Site.

C.     This Agreement, being a condition to the closing pursuant to the Purchase Agreement, requires that Carrier will provide LPG transportation and delivery services to Shipper pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the undertakings of each Party to the other Party contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1   Definitions.  In this Agreement, including the schedules attached hereto, the following terms shall have the meanings assigned to them below:

“Additional Rate” has the meaning given in Section 3.1.

“Affiliate” means, in reference to a Person, any other Person which directly or indirectly controls or is controlled by the first Person or is directly or indirectly controlled by a Person which also directly or indirectly controls the first Person, excepting from the foregoing TransMontaigne Partners L.P. or any of its affiliates. For the purposes of this definition, a Person shall be deemed to control another Person if the first Person controls the other Person in fact, whether by ownership of shares of a corporation, by contract, by being the sole general partner of a limited partnership or otherwise.

“Applicable Laws” means all laws and statutes (including regulations enacted thereunder), judgments and orders of courts of competent jurisdiction, regulations and orders issued by Governmental Authorities applicable to (i) the ownership, operation, maintenance, improvement, and use of the Carrier System and (ii) the Parties’ performance of their respective obligations hereunder.

“Arbitration Notice” has the meaning indicated in Section 9.5.

"ASTM" shall mean the American Society for Testing and Materials.

“Brownsville Terminal Site” means the plot of land, and associated equipment and improvements, which is leased by Shipper from the Brownsville Navigation District, where LPG is stored and is located on Brownsville Navigation District Lease No. 2823, dated October 5, 1993, as amended.

“Carrier” is defined in the preamble of this Agreement.

“Carrier System” means Carrier’s Owned Pipelines and the Mexican Terminal Site, as such pipelines and terminal facilities exist on the Service Commencement Date.

“Contract Year” means a twelve (12) Month period commencing on and including the Service Commencement Date and each consecutive twelve (12) Month period thereafter, for the Term of this Agreement.

“Compliance Procedures” has the meaning given in Section 4.3.1.

“Day” means the twenty-four (24) hour period (as adjusted for daylight savings time) commencing at 12:00 a.m., local time, on one calendar day, and ending at 12:00 a.m., local time, on the next calendar day.

“Delivery Point” means the outlet flange of the loading racks located in the Mexican Terminal Site at which Carrier will cause Tergas to make redeliveries of LPG, for the account of Shipper, to the customer designees of PMI or other designees of Shipper.

“Dispute” has the meaning indicated in Section 9.1.

“Dispute Notice” has the meaning indicated in Section 9.2.

“Environmental Laws” means any Applicable Law or Order relating to protection of the environment, including, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release or regarding the manufacture, processing, production, gathering, transportation, generation, use, treatment, or storage of any Hazardous Materials.

“Effective Date” is defined in the preamble of this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure Event” is defined in Section 6.11.

"Gallon(s)" shall mean one (1) U.S. standard gallon of two hundred and thirty one (231) cubic inches at sixty degrees Fahrenheit (60F).

“Good Industry Practice” means the practices and methods, normally employed by a prudent operator of a petroleum products pipeline in the U.S. as well as in accordance with (i) applicable American Petroleum Institute (API) standards; (ii) applicable U.S. Department of Transportation (“DOT”) rules and regulations, including DOT Part 195; and ASME Code B.31.4. Consistent with the foregoing, Good Industry Practice shall include compliance with Applicable Laws and the easements and other property rights related to the Carrier System, as well as practices recommended by Governmental Authorities having jurisdiction over the Carrier System or by relevant industry advisory bodies or organizations.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, Mexico, or any state or political subdivision thereof, and including any governmental, quasi-governmental, or non-governmental body administering, regulating, or having jurisdiction over the transportation of LPG and other petrochemical products, including, without limitation, the FERC.

"GPA" shall mean the Gas Processors Association.

“Hazardous Materials” means any substance, whether solid, liquid, gaseous, or any combination of the foregoing or any other substance not expressly mentioned herein: (a) that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “contaminant,” or “pollutant” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws or otherwise prohibited, limited or regulated under any Environmental Laws; (b) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, or explosive or radioactive materials, and (c) that is or contains petroleum hydrocarbons, petroleum products, natural gas, crude oil, or any components, fractions, or derivatives thereof.

“Inspector” means an independent inspector that will be appointed by the mutual agreement between Shipper, PMI and Carrier.

“LPG” means the liquefied petroleum gas product conforming to the Specifications.

“LPG Variance” has the meaning provided in Section 6.5.

“Mediation Notice” has the meaning indicated in Section 9.4.

“Mexican Terminal Site” means the plot of land and associated equipment, LPG tankage and improvements owned by Tergas, where the LPG or other petroleum products are stored, which is located at Carretera Sendero Nacional Km. 9, desviacion Carretera La Risita-Lucio Blanco Km. 3.4 desviacion brecha 22 s/n (a 500 metros), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulipas, Mexico.

“Month” means the period beginning with 12:00 a.m., local time, on the first Day of each calendar month and ending at 12:00 a.m., local time, on the first calendar Day of the next month.

“Order” means any order, judgment, injunction, ruling, or decree of any U.S. court or other Governmental Authority.

“Owned Pipelines” means the approximately 23-mile 6-inch and 8-inch pipelines and associated equipment and improvements connecting the Brownsville Terminal Site to the Mexican Terminal Site

“Parties” and “Party” are defined in the preamble of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other business entity, or a government or any political subdivision or agency thereof.

"PGPB" shall mean Pemex-Gas y Petroquimica Basica.

“PMI” means P.M.I. Trading Limited, a corporation organized under the Laws of Ireland, having the administration of its business and place of address in Mexico City, Mexico.

“PMI Contract” means the Matamoros LPG Mix Purchase and Sales Agreement, dated April 28, 2006, by and between Rio and PMI, for the purchase of LPG for the period through March 31, 2007.

“Purchase Agreement” has the meaning given in the Recitals.

“Receipt Point” means the point at which LPG will be received by Carrier from or for the account of Shipper hereunder, which point shall be defined as the outlet flange which connects Shipper’s Brownsville Terminal Site with the Carrier’s System.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Service Commencement Date” is defined in Section 2.2.

“Specifications” means the specifications for LPG set out in Section 5.1 of this Agreement.

“Tergas” has the meaning given in the Recitals.

“Termatsal” has the meaning given in the Recitals.

“Term” has the meaning given in Section 2.1.

“Transportation Rate” means: (i) the rate set forth in Section 3.1, (ii) a rate mandated by Applicable Law with respect to transportation within the United States, or (iii) any other rates agreed to in writing by the Parties.

1.2   Severability.  If any Article, Section, subsection or other provision of this Agreement is deemed to be or becomes void, illegal, invalid or unenforceable, then, to the extent of such voidability, illegality, invalidity or unenforceability, such provision or part thereof shall be considered ineffective and separate and severable from the balance of this Agreement and such provision shall not invalidate, affect or impair the remaining provisions of this Agreement and any such void, illegal, invalid, or unenforceable provision or part thereof shall be replaced with a mutually agreed new provision which will allow the Parties to restore the economic equilibrium of the Parties as agreed in the prior arrangement in a legally valid and effective manner; provided, however, that a Party may terminate this Agreement if that Party suffers material detriment as a result of such voidance, illegality, invalidity or unenforceability and the Parties have not been able to mutually agree on alternate or substitute contractual provisions to address said material detriment and restore economic equilibrium by not later than ninety (90) days after the effective date of such event.

1.3   Interpretation of this Agreement.  In interpreting this Agreement, the following rules of construction shall be followed:

1.3.1  the headings of Articles and Sections are for convenience only and shall not be taken into account in the interpretation of this Agreement;

1.3.2  unless otherwise specified, a reference to an Article, Section, Subsection or Paragraph is a reference to an article, section, subsection or paragraph of this Agreement;

1.3.3  words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and vice versa;

1.3.4  “herein,” “hereto,” “hereof,” and similar expressions refer to this Agreement; and

1.3.5  “include,” “including,” “included,” and similar expressions shall be interpreted as if such expressions were followed with the phrase “without limitation.”

ARTICLE 2

TERM AND TERMINATION

2.1   Term.  The term of this Agreement shall, unless terminated under the provisions of Section 1.2., commence on the Effective Date and remain in full force and effect for the term of the PMI Contract, as extended from time to time thereafter.

2.2   Service Commencement Date.  Carrier shall be required to commence performance under this Agreement with respect to the receipt, transportation and terminal delivery of Shipper’s LPG as soon as commercially practicable after the Effective Date.

ARTICLE 3

TRANSPORTATION RATE AND REGULATION

3.1   Transportation Rate.

3.1.1    Shipper shall pay Carrier the rate described in Exhibit “A” for movements of Shipper’s LPG from the Receipt Point through the Delivery Point, which rate shall be inclusive of all fees for transportation, truck weighing, mercaptan injection, testing and inventory control (the “Transportation Rate”).

3.1.2    To the extent that Carrier (i) is requested to carry LPG volumes in excess of the King Ranch Plant production (ii) has to construct any additional facilities or (iii) is requested to perform services which are in addition to the services being performed and compensated for under the Transportation Rate, then the Parties will mutually agree upon a rate per Gallon to be charged by Carrier (the “Additional Rate”). If the Parties cannot reach an agreement with respect to the Additional Rate, then the matter shall be resolved pursuant to the procedures set out in Article 9 herein.

3.2   Delivery Expense Reimbursement.

3.2.1    Shipper acknowledges that Carrier and its Affiliates will incur certain expenses in providing services to PMI or PGPB, which expenses include telephone, telefax, cleaning and secretarial services. The Parties agree that such expenses are not intended to be borne by Carrier or its Affiliates, as their expense, under the Transportation Rate. Therefore, Shipper agrees to pay Carrier the additional amount of $2,500.00 per month during the Term of this Agreement to cover such services and expenses, as reimbursed to Shipper by PMI. Any extraordinary services and expenses will be mutually agreed upon by the Parties beforehand.

3.2.2    For the Term of this Agreement and subject to his continued employment by Carrier, Shipper shall pay Carrier the additional amount of $7,500 per month for the services provided by Vicente Soriano for the mutual benefit of both Parties.

3.3   Regulation.  The Parties recognize that the interstate or foreign transportation of LPG on the portion of Carrier’s System located in the United States is subject to the Interstate Commerce Act and common carrier regulation by the FERC or any successor regulatory agency having jurisdiction. Carrier shall comply with all Applicable Laws respecting the provision of service by Carrier hereunder. The Parties agree to exercise their commercially reasonable efforts with all due diligence to support the justness and reasonableness, and continuance, without alteration, of the Transportation Rate specified herein and all other service terms and provisions of this Agreement, in any and all proceedings before any Governmental Authority in which any such provisions are subject to regulatory review.

ARTICLE 4

TRANSPORTATION QUANTITY; DELIVERY; RECEIPT

4.1   Transportation Quantity.  Subject to the terms of this Agreement, (a) Carrier shall accept at the Receipt Point, transport, store and redeliver at the Delivery Point LPG owned or controlled by Shipper and (b) the LPG tendered shall be accepted and redelivered by Carrier at the times and in quantities as directed from time to time by Shipper or Shipper’s designee in accordance with this Agreement. Shipper acknowledges the Carrier System is a flowing system with limited storage capacity of not more than 48 hours.

4.2   Product Dedication.  Shipper commits to exclusively transport on the Carrier System, pursuant to the terms of this Agreement, all quantities of LPG which it owns or controls and which Shipper or its Affiliates (including TransMontaigne Partners L.P.) is required to deliver to the Delivery Point pursuant to the PMI Contract or to north eastern Mexico including, without limitation, the geographic region served by the Pipeline Assets or the Matamoros Terminal Site; provided, however, that neither Party shall be obligated by the foregoing to either build or pay for any additional facilities that are required to connect LPG sources or markets to Carrier’s System not connected thereto as of the Service Commencement Date nor increase the throughput capacity of the Carrier System. Should Shipper obtain a payment, penalty payment, or “take or pay” payment from PMI related to the PMI’s failure purchase the contractually required amount of LPG from Shipper, then any such payment recovered by Shipper shall be divided between Shipper and Carrier as both Parties shall mutually agree in good faith. If the Parties cannot agree upon a mutually acceptable division of such payment, then the matter shall be resolved pursuant to the procedures set out in Article 9 herein.

4.3   Product Quantity Inspection.  The Inspector shall determine the quantity of LPG to be delivered at the Delivery Point as provided in this Section and his findings shall be binding in the absence of fraud, bad faith or gross error.

4.3.1.  Each empty tank truck shall be weighed on the platform scale at the Delivery Point, or an alternative independent platform scale mutually acceptable to the Parties. Once LPG is completely loaded onto the tank trucks, such tank truck will be weighed at the same platform scale upon its departure. The weight obtained by the differential between these two measurements shall be converted into volume in Gallons and corrected at 60oF in accordance with the latest version of the ASTM procedures (“Compliance Procedures”), through the determination of the specific gravity through a gas chromatograph provided by Shipper or by the Inspector. The Inspector shall take samples at the Delivery Point (at the Micromotion measurement device installed at the Delivery Point) for every 50,000 Gallons received at the Delivery Point. The gas chromatograph utilized shall be calibrated in accordance with the latest ASTM and GPA procedures.

4.3.2.  The terminal platform scale at the Delivery Point will be tested and adjusted for accuracy at least once every sixty (60) Days. Carrier will be required to comply with the calibration and certification procedures adopted by Mexican authorities in accordance with Official Standards (NOM-010-SCFI-1994 (1999)). PMI’s representatives and the Inspector may witness the calibration and certification procedures. Shipper or Carrier shall provide PMI via fax a copy of the above-mentioned certificates. If the terminal platform scale at the Delivery Point is used or any claim is received by Shipper from PGPB, Shipper and PMI reserves the right to execute evaluation procedures on a random basis sending tank trucks to an independent scale to test the accuracy of such scale and recover damages from Carrier for any discrepancy found.

4.3.3.  If the terminal platform scale at the Delivery Point is not suitable for the service due to non-compliance with the above-mentioned Official Standards and an independent platform scale is used, the Parties will share equally the cost of weighing the tank trucks before and after loading,

4.3.4.  If at any time the platform scales at the Delivery Point are replaced, such new scales shall be used to weigh all tank trucks receiving LPG at the Delivery Point, and shall be operated and maintained in accordance with the above provisions.

4.3.5.  Until such time as the measuring facilities at the Receipt Point and the Delivery Point are installed and calibrated pursuant to Section 6.3 and 6.4, for customs and inventory-management purposes, LPG pumped through Carrier’s System from the Receipt Point to the Delivery Point shall be measured on a daily basis at the Micromotion measurement device installed at the Delivery Point. Readings by such device shall be registered by the Inspector, Mexican authorities, PGPB's customs broker, PMI's representative and Shipper's or Carrier’s representatives. A reading of the quantity of LPG pumped will be calculated on the basis of the differential between the readings taken at 00:00 hrs. and the reading taken the previous Day at 00:00 hrs., converted to volume in Gallons and corrected at 60oF, through the determination of the specific gravity by samples taken at the Delivery Point (at the Micromotion measurement device installed at the Delivery Point) for every 50,000 Gallons received at the Delivery Point through the gas chromatograph.

4.3.6.  Additionally, for verification and customs purposes, LPG pumped through Carrier’s System from the Receipt Point to the Delivery Point shall be measured on a weekly basis every Monday at the Micromotion measurement device installed at the Delivery Point. Readings by such device shall be witnessed by the Inspector, Mexican authorities, PGPB's customs broker, PMI's representative and Shipper's or Carrier’s representatives. A reading of the quantity of LPG pumped will be calculated on the basis of the differential between the current reading and the reading taken the previous Monday at the same time converted to volume in Gallons and corrected at 60oF, through the determination of the specific gravity by samples taken at the Delivery Point (at the Micromotion measurement device installed at the Delivery Point) for every 50,000 Gallons received at the Delivery Point during the immediate preceding five (5) Days through the gas chromatograph. The Inspector shall take line samples and shall test the batch pumped at the time of the readings.

4.3.7.  Carrier and Shipper shall not and will not be required to verify or monitor the (i) qualifications or competence of any drivers of any tank trucks receiving LPG at the Delivery Point or (ii) the qualification or condition of any tank trucks receiving LPG at the Delivery Point. Both Parties acknowledge that it is the responsibility of PMI to verify that all its designees who accept delivery of LPG at the Delivery Point shall be fully in conformance with all Mexican laws and regulations and that Carrier shall not be required to provide this service.

ARTICLE 5

QUALITY SPECIFICATIONS

5.1   Receipt Point Specifications.  All LPG delivered by Shipper at the Receipt Point and all LPG delivered by Carrier at the Delivery Point must meet the quality specifications required for delivery of LPG to PMI under the terms of the PMI Contract (“Specifications”).

5.2   Enforcement of Specifications.  No LPG will be delivered by Shipper at the Receipt Point for transportation hereunder unless its kind and quality meets the applicable Specifications. Shipper shall be required, at Carrier’s reasonable request, to furnish Carrier with certified laboratory results that show that the composition of the LPG to be transported in Carrier’s System meets the Specifications. Carrier reserves the right to sample or test any such shipment prior to acceptance or during receipt and, in the event of a variance between Shipper’s certificate and the results of Carrier’s test, the latter shall prevail. All costs associated with Carrier’s testing shall be for the account of Carrier.

5.3   Product Quality Inspection.  All LPG shall be monitored to ensure compliance with the Specifications. Determination of quality shall follow the procedures set forth in the Compliance Procedures. A sample of LPG will be drawn in accordance with the Compliance Procedures prior to delivery. A gas chromatography analysis shall be performed by Carrier on the sample in accordance with the ASTM D-2163 method to assess the sample’s compliance with the Specifications. The gas chromatograph utilized shall be calibrated in accordance with the latest ASTM and GPA procedures.

ARTICLE 6

OPERATIONAL MATTERS

6.1   Deliveries.  Shipper shall furnish a written nomination to Carrier at least ten (10) days prior to the Month in which Shipper desires transportation and terminal services hereunder, which date can be amended at any time by Shipper or its designee. Such written nomination shall specify the quantity of the LPG.

6.2   Minimum Injection Rate at Receipt Point.  Shipper shall deliver the LPG for transportation at an injection rate necessary to maintain Carrier’s normal operating pressures of no less than 300 psi.

6.3   Receipt Measurement Facilities.  Shipper shall install, at its sole cost and expense, a custody control flow meter at the Receipt Point, and, at its option, at the inlet flange at the Mexican Terminal Site, which meters, absent fraud or manifest error, will measure the volume of LPG that is injected into Carrier’s System or delivered to the inlet flange at the Mexican Terminal Site.

6.4   Measurement.

6.4.1    General

A.   Unit of Measurement:  The unit of measurement of the LPG stream shall be a Gallon.

B.    Delivery Pressure:  The measurement station located at the Receipt Point shall be capable of measuring the volume of LPG delivered hereunder at pressures up to 500 psi or at such other pressure(s) as the Parties may mutually agree.

C.    Flow Metering:  Each measurement station shall be operated, tested, and maintained and the mass of hydrocarbon streams calculated in accordance with standard industry practices.

D.   Receipt Point:  Receipt of LPG shall be at Shipper’s meter station at the Receipt Point.

E.    Flow Meter Calibration:  All calibrations, adjustments, and calculations shall be adjusted to Standard Conditions. Standard Conditions shall mean 60 degrees Fahrenheit and 14.696 psia. All flow measurement will be made utilizing temperature and pressure at flowing line conditions.

F.    Check Meters:  Carrier, or its representative, may at its option and expense, install and maintain check measurement equipment which shall not interfere with the use of Shipper’s measurement equipment at the Receipt Point.

G.    Access to Equipment:  Carrier, or its representative, shall have access at all reasonable times to the equipment of Shipper’s measurement station, but the calibrating and adjusting thereof shall be done solely by the employees, agents, representatives or designees of Shipper. Similarly, Shipper shall have access at all reasonable times to the equipment of Carrier’s check meter measurement stations, but the calibrating and adjusting thereof shall be done solely by the employees, agents or representatives or designees of Carrier.

H.   Meter Ticket:  A meter ticket will be generated for the Receipt Point each Day and a copy will be promptly provided to Carrier. The billing period is from 00:00 hours on the first Day of each Month to 00:00 hours on the first day of the following Month.

I.    Review of Measurement Data:  Shipper’s and Carrier’s personnel shall exchange measurement data on a timely basis in order to detect measurement discrepancies as they arise. In the event that Shipper’s and Carrier’s measurement differ more than one (1.0%) percent for two (2) or more Days in succession, both metering facilities will be examined and calibrated to determine whether or not either or both metering facilities are conforming to good measurement practice and/or operation.

J.     Flow Meter Calibration Frequency:  On a scheduled Day of each Month, or at other mutually agreeable intervals, Shipper or Shipper’s designee shall test and verify the accuracy of its measurement equipment in accordance with the appropriate industry standards. Shipper or its designee shall give Carrier notice of the date and time of each test sufficiently in advance (but no less than 48 hours in advance) to permit Carrier to have a representative present to witness such test result. The calibration records of Shipper’s or Carrier’s measurement equipment shall be made available for review by either Party.

K    Certification of Test Equipment:  The certification and calibration records of either Party’s applicable test equipment shall be maintained and made available for review by the other Party.

L.    Special Tests:  Either Party may request a special test of any measurement equipment of the other Party at its sole cost and expense. In such event, the Parties shall cooperate to secure prompt verification of accuracy of said equipment.

6.4.2    Meter Calibration

A.   Meter Calibrations:  The meter instrumentation and chart recorders (if applicable) shall be calibrated and inspected at the beginning of the delivery of the LPG at a minimum of every ninety (90) days thereafter. Necessary repairs to or replacement of the metering equipment shall be made when the equipment does not meet the required standards provided in the latest addition of the appropriate industry manual.

B.    Errors less than 0.25%:  If the meter calibration deviates less than or equal to + 0.25% from one scheduled calibration to the next, the effective date of the new factor shall be the date of the calibration and shall remain in effect until the next calibration.

C.    Errors equal to or more than 0.25% and less than 0.50%:  If the meter calibration deviation is equal to or more than + 0.25%, but less than + 0.50%, then the effective date of the factor shall be the date on which an event occurred which is known to have changed the factor, or if such date is not known, then the effective date is determined as defined in Section 6.4.3.

D.   Errors equal to or more than 0.50%:  Any deviation equal to or greater than +0.50% is not acceptable, and immediate steps shall be taken to effect the required maintenance or repairs.

6.4.3    Volume Corrections

If, upon calibration tests, the meter does not meet the applicable requirements, then any previous recording of such equipment shall be corrected for any period that is known or agreed upon. In case the period is not known or agreed upon, such correction shall apply to one-half (½) the total mass measured since the date of the last calibration. However, this correction shall not exceed sixteen (16) Days.

6.4.4    Correction of Errors

Measuring equipment found to be registering inaccurately or out of service shall be adjusted to read accurately and/or placed in service immediately. For any error not known or agreed upon for the period in which the meter was inaccurate or out of service, the volume of the stream shall be estimated by use of any of the following or other methods which shall be mutually agreed upon by the Parties:

(i)     In the event that only one of the metering facilities is found to have had a significant defect in performance, the other measuring facility will be the agreed upon billing basis for that billing period, or

(ii)    If it is determined that both of the measuring installations experienced significant defects in performance, billing for the period in question shall be based upon such data as Shipper and Carrier shall find mutually acceptable.

6.5   Overages and Shortages.  At the end of each Month, Carrier will calculate and Shipper shall confirm the difference, if any, between the volume of LPG delivered by Shipper at the Receipt Point and the volume of LPG delivered by Carrier to Shipper’s designated customer together with the amount of inventory held at the Matamoros Terminal (the “LPG Variance”). If the LPG Variance results in a shortage of more than one (1.0%) percent, Carrier will reimburse Shipper for the shortage of volume outside measurement tolerance in accordance with Section 6.12 quarterly. If the LPG Variance results in an overage of more than one (1.0%) percent, then such volume shall be the property of Carrier. These procedures shall be in addition to, and not in lieu of, any other provisions of this Agreement requiring Carrier to account to Shipper for all volumes delivered hereunder, but in no event shall the foregoing procedure result in Carrier accounting to Shipper more than once for the same volume.

6.6   LPG Involved in Litigation.  When any LPG delivered by Shipper to Carrier for transportation is involved in litigation, disputed ownership or encumbrance by lien or charge of any kind, Shipper shall so advise Carrier in writing. Carrier may refuse to accept receipt of such LPG unless Shipper provides an indemnity bond or other form of financial undertaking to reasonably protect Carrier against any and all loss associated with such disputed title. Shipper shall indemnify Carrier against any and all loss or damages suffered by Carrier associated with such disputed ownership.

6.7   Delivery at Destination.  The LPG will be delivered, for the account of Shipper, to the designated customers of PMI, PGPB, or others.

6.8   Scheduling and Special Transit Conditions.  For each Month, Carrier will establish a sequence for transporting LPG and will schedule the approximate time when LPG tendered for shipment will be received by Carrier at the Receipt Point and delivered by Carrier at the Delivery Point. Carrier will inform Shipper of the time within each Month when the LPG will be received from Shipper at the Receipt Point. Carrier will also then inform Shipper of the approximate time within each Month when the LPG will be re-delivered to Shipper’s consignee at the Delivery Point.

6.9   Payment of Transportation and Other Charges.  Transportation charges will be computed and paid by Shipper at the applicable Transportation Rate on the quantity of delivered LPG as determined pursuant to Section 6.19. Shipper shall be responsible for all charges applicable to the particular shipment of LPG.

6.10     Liability of Parties.  AS A CONDITION TO CARRIER’S ACCEPTANCE OF LPG UNDER THIS AGREEMENT, EACH PARTY AGREES TO HOLD HARMLESS, INDEMNIFY AND DEFEND THE OTHER PARTY AGAINST CLAIMS OR ACTIONS FOR INJURY OR DEATH OF ANY AND ALL PERSONS AND FOR DAMAGE TO PROPERTY OF THE OTHER PARTY OR ANY THIRD PARTY RESULTING FROM OR ARISING OUT OF (1) ANY BREACH OF OR FAILURE BY THE PARTY OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES TO ADHERE TO ANY PROVISION OF THIS AGREEMENT; OR (2) THE NEGLIGENT ACT(S) OR FAILURE(S) TO ACT OF THE PARTY OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES IN CONNECTION WITH ITS HANDLING OF LPG. NOTWITHSTANDING THE FOREGOING, (I) CARRIER SHALL NOT INDEMNIFY SHIPPER WITH RESPECT TO LOSSES ARISING FORM SHIPPER’S ACTS OR OMISSIONS AND (II) SHIPPER SHALL NOT INDEMNIFY CARRIER WITH RESPECT TO LOSSES ARISING FROM CARRIER ’S ACTS OR OMISSIONS.

6.11     Force Majeure Events.  Neither Party shall be liable hereunder for any failure to perform its obligations (other than the obligation to pay amounts due hereunder and to indemnify) or for any loss, damage, or delay caused by acts of God, war, natural disasters (including, but not limited to, epidemics, landslides, lightning, earthquakes, fires, storms, or floods), act of the public enemy, terrorism, quarantine, the authority of law, strikes, lockouts of employees, explosions, breakage or accident to machinery or pipe, riots, civil disorder, requisition or necessity of any Governmental Authority, default by the other Party or its agents, employees or representatives, or, whether similar or dissimilar to the foregoing, from any cause not reasonably within the control of the affected Party and which such Party was not able to reasonably anticipate and avoid (each of the foregoing events or occurrences, a “Force Majeure Event”). If there is a strike or lockout, the affected Party is not required to resolve the labor dispute by acceding to the demands of employees if this is inadvisable in the sole discretion of that Party. A Party claiming a Force Majeure Event shall be obligated to give prompt written notice of such event to the other Party and to use reasonable commercial efforts to overcome such Force Majeure Event as soon as possible. The foregoing shall apply (i) in the case of Shipper, to any deliverer of Shipper’s LPG before and at the Receipt Point, or to any receiver thereof at and after the Delivery Point and (ii) in the case of Carrier, to Shipper with respect to its operation of Brownsville Terminal Site or to any deliverer of Shipper’s LPG before and at the Receipt Point or to any receiver thereof at and after the Delivery Point.

6.12    Carrier Liability for LPG Losses.  As between the Parties, Carrier accepts custody, control and responsibility for LPG accepted for shipment hereunder at the Receipt Point; provided, however, that Carrier shall have no responsibility or liability with respect to the operation of the Brownsville Terminal Site operated by Shipper. On a quarterly basis, if there is an LPG loss for which Carrier is liable, as calculated under Section 6.5, Carrier will compensate Shipper for such loss in United States currency based upon the price as defined in the PMI Contract.

6.13    Warranty Disclaimer.  Carrier operates solely as a provider of transportation services and not as an owner, manufacturer or seller of LPG. EXCEPT AS EXPRESSLY STATED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY LIABILITY FOR ANY EXPRESSED OR IMPLIED WARRANTY FOR LPG TRANSPORTED HEREUNDER INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR INTENDED USE.

6.14    Limitation of Liability.  NOTWITHSTANDING ANY PROVISIONS OF THIS AGREEMENT THAT MIGHT OTHERWISE SAY OR SUGGEST THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES, FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES) BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE, OR SIMILAR DAMAGES, EVEN IF SUCH DAMAGES ARE FORSEEABLE.

6.15     Intentionally deleted.

6.16    Claims, Time for Filing.  Claims for loss or damage must be made in writing with Carrier within nine (9) months after delivery of the LPG, or in case of an alleged failure by Carrier to make delivery, then within one (1) year after the delivery was scheduled to occur. Where claims for loss or damage are not timely filed thereon in accordance with this Section 6.16, the claims will not be paid and Carrier shall have no liability associated directly or indirectly with the claims. In the event of a dispute, the matter shall be resolved pursuant to the procedures set out in Article 9 herein.

6.17    Transportation Inventory.  Quantities of LPG accepted for transportation for redelivery to the Delivery Point will constitute Shipper’s transportation inventory prior to delivery. Line fill will be owned by Carrier. Upon termination of this Agreement, Carrier will, at its sole cost and expense, push the LPG line-fill remaining in the Carrier System back up the Carrier System to Shipper’s facility located behind the Receipt Point, at which point Shipper will become the owner of such line-fill.

6.18     Intentionally Left Blank.

6.19     Billing, Accounting, and Reporting.

6.19.1.  Accounting Statements.  Carrier shall render to Shipper, on or about the fifteenth (15th) day and last day of each Month (i) a statement setting forth, with respect to all LPG received by Carrier during the preceding billing period at the Receipt Point, the total quantity of said LPG, (ii) a statement setting forth, with respect to all LPG redelivered to Shipper during the preceding billing period at the Delivery Point, the total quantity of said LPG, and (iii) a statement setting forth the transportation charge therefore and any other charges due Carrier under this Agreement. Carrier may initially bill on its best reasonably available estimates if all actual information is not available at the time the statement is to be sent. Shipper agrees to make payment to Carrier within a ten (10) day period following receipt of Carrier’s statement/invoice for all LPG delivered by Carrier to Shipper at the Delivery Point during the preceding billing period and any other charges due Carrier under this Agreement. The statement/invoice presented by Carrier to Shipper will include, among other matters, the following information: the period’s beginning inventory, all receipts of LPG by Carrier during the period, all deliveries of LPG to Shipper’s designees during the period and the period’s ending inventory.

6.19.2.  Late Payment.  In the event Shipper fails to pay any amount due Carrier when the same is due, the unpaid balance shall bear interest from the due date until the date when same is paid at a rate equal to the “prime rate” of interest published by Citibank, N.A. plus one percent (1%).

6.19.3.  Errors and Disputes in Statements.  In the event an error is discovered in the amount billed in any statement rendered by Carrier, such error shall be adjusted within thirty (30) days of the discovery of the error. In the event a dispute arises as to the amount payable in any statement rendered, Shipper shall nevertheless pay the amount not in dispute to Carrier under the statement rendered pending resolution of the dispute. Such payment shall not be deemed to be a waiver of the right by either Party to receive correct payment or to recoup any overpayment, as the case may be, together with interest calculated in accordance with the resolution reached by the Parties and the matter shall then be resolved pursuant to the procedures set out in Article 9 herein.

6.19.4.  Examination of Books and Records.  Each Party shall have the right at reasonable hours to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement/invoice, calculation or determination made pursuant to the provisions contained herein. If any such examination shall reveal, or if either Party shall discover, any error in its own or the other Party’s statements, calculations or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter.

6.20    Additional Carrier Responsibilities.  Carrier shall provide in a manner consistent with “Good Industry Practices” all personnel, materials, goods, and services necessary to receive at Receipt Point and deliver to Shipper or Shipper’s designee at the Delivery Point LPG compliant with Specifications and the applicable requirements of Governmental Authorities. Carrier will provide loading services at the Delivery Point seven (7) Days per week, twenty-four (24) hours per Day. If the Parties determine that it is not necessary to have personnel 24 hours per Day based upon operational experience developed on site, the hours of service shall be subject to availability of PMI's representatives to dispatch LPG from the Delivery Point. Carrier will also provide Shipper, in addition to the Inspector's report, with a daily activity report specifying the quantity (weight and volume) and quality of LPG delivered to PMI at the Delivery Point, as well as a daily receipt ticket, documenting the measurement results obtained under Sections 4.3.5 and 4.3.6.

6.21    Spill and Environmental Pollution.  In the event of a release or spill of LPG from Carrier’s System, Carrier shall immediately notify Shipper and Carrier shall make a determination if pipeline shipments should be interrupted.

6.21.1.  If any LPG spill or other environmental polluting discharge occurs in connection with or relating to any LPG after acceptance at Receipt Point but prior to delivery of such LPG to the Delivery Point, all containment and clean-up operations (including those required by any Governmental Authority), shall be at Carrier’s expense.

6.21.2.  If such spill or environmental polluting discharge occurs after delivery at the Delivery Point, Shipper authorizes Carrier to commence containment or clean-up operations on behalf of Shipper as deemed appropriate or necessary as may be required by any Governmental Authority. Carrier will notify Shipper and PMI immediately of such operations and PMI shall have the right to direct all containment and clean-up operations.

6.21.3.  All costs of containment and clean-up for any spill or environmental pollution will be borne by the Party responsible for such spill or environmental pollution, and such Party shall indemnify and hold harmless the other Party from any and all expenses, claims, liabilities, damages, penalties, fines and other costs (including, without limitation, attorney’s fees) resulting from or related to such incident.

6.22   Terminal Regulatory Compliance.  Carrier warrants and covenants that the Carrier System currently complies with all local, state and federal laws, rules or regulations applicable to the Carrier System including, without limitation, all such laws, rules or regulations concerning permits and insurance required for owning, leasing, using or operating the Carrier System. Furthermore, Carrier warrants and covenants that it will utilize reasonable efforts to remain in material compliance with such laws, rules or regulations.

ARTICLE 7

INDEMNIFICATION

7.1   The Carrier shall release, indemnify and hold harmless Shipper and its Affiliates and its and their respective officers, directors, agents and employees, from and against any and all fines, penalties, assessments, claims, demands, damages, loss and causes of action, including reasonable attorney's fees, resulting from, directly or indirectly, the Carrier’s failure to comply with its obligations and responsibilities included in this Agreement or the violation or alleged violation of any Applicable Laws of any Governmental Authorities, including, but not limited to, Environmental Laws, and for injury to or death of any persons or loss or damage to any property, in any way arising out of, in connection with, or incident to the negligence willful misconduct or omissions of Carrier or its Affiliates and its or their respective officers, directors, employees or agents in connection with this Agreement.

7.2    The Shipper shall release, indemnify and hold harmless ~~the~~ Carrier and its Affiliates and its and their respective officers, directors, agents and employees, from and against any and all fines, penalties, assessments, claims, demands, damages, loss and causes of action, including reasonable attorney's fees, resulting from, directly or indirectly, Shipper’s failure to comply with its obligations and responsibilities included in this Agreement or the violation or alleged violation of any Applicable Laws of any Governmental Authorities, including, but not limited to, Environmental Laws, and for injury to or death of any persons or loss or damage to any property, in any way arising out of, in connection with, or incident to the negligence, willful misconduct or omissions of Shipper or its Affiliates and its or their respective officers, directors, employees or agents in connection with this Agreement.

7.3   It is not the intention of the parties hereto to release from liability any third party with which either the Carrier or Shipper may contract in connection with the Carrier System or the services provided under this Agreement. The provisions of this Section are not made for the benefit of any person or entity other than the Parties, their Affiliates and their respective officers, directors, employees, and agents.

ARTICLE 8

MISCELLANEOUS

8.1   Notices.  All notices and other communications given pursuant to or in connection with this Agreement shall be given in writing and shall be personally delivered, mailed by U.S Mail, or sent by overnight courier service, or facsimile transmission (with electronic confirmation of receipt) to the intended recipient at the address specified below for such recipient or, as to either Party, at such other address as shall be designated by such Party in a notice to the other Party. If personally delivered to the address herein provided, a notice shall be deemed to have been received upon delivery or if delivered after regular business hours, it shall be deemed to have been received on the following Day. If mailed by U.S. Mail to the address herein provided, a notice shall be deemed to have been received three (3) Days after the mailing thereof, provided that a notice shall not be effective if mailed during any period of mail service disruption. If sent by courier service, or facsimile transmission to the address herein provided, a notice shall be deemed to have been received on the first (1st) Day following the Day it was dispatched.

Shipper:	TransMontaigne Product Services Inc.
1670 Broadway Street, Suite 3100
Denver, Colorado 80202
Attention: President
Facsimile No. (303) 626-8228

Carrier:	Rio Vista Operating Partnership L.P.
820 Gessner Road, Suite 1285
Houston, Texas 77024
Attention: President
Facsimile No.: (713) 467-8258

With a copy (which shall not constitute effective notice) to:
Ian Bothwell
Penn Octane Corporation
840 Apollo Street Ste 313
El Segundo, CA 90245

A Party shall be entitled to change its address for notice hereunder by providing the other Party with not less than three (3) Days prior written notice of such address change.

8.2   Assignment.  No Party may assign, sell, exchange, transfer or otherwise dispose to any Person any of its rights, interests, powers or obligations under this Agreement, unless the other Party consents in advance and in writing, which consent shall not be unreasonably withheld; provided, however, no such consent shall be required in connection with the sale of all or substantially all of a Party’s LPG business or in the case of any assignment to an Affiliate. The foregoing does not apply to Shipper’s assignment of this Agreement to TransMontaigne Partners L.P. If such an assignment occurs, this Agreement shall extend to and be binding upon the successors and assigns of the Parties. Each Party shall have the right to pledge its interest under this Agreement to a financial institution providing such Party with financing.

8.3   Modification and Waiver.  No amendment, change in, addition to, or waiver of the terms, provisions, or conditions of this Agreement shall be effective or binding upon either Party unless it is in writing and signed by duly authorized representatives of both Parties. A waiver by a Party of any breach by the other Party of a provision hereof by a Party shall not be binding upon the first Party unless such waiver is in writing, and no such waiver or failure by either Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any prior or subsequent breach of such covenant, agreement, term or condition.

8.4   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

8.5   Entire Agreement.  This Agreement together with the Purchase Agreement and their appendices, constitutes the entire Agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of the Agreement. There are no representations, warranties, conditions or collateral agreements, express or implied, relating to the subject matter of this Agreement, other than as contained in this Agreement.

8.6   Survival.  All provisions that may reasonably be interpreted as surviving the termination or non-renewal of this Agreement shall survive such termination or non-renewal, including, but not limited to, the provisions relating to indemnification, limitation of damages, waiver of warranty and of indirect damages, choice of law, and right to audit.

8.7   Relationship of the Parties.  This Agreement is not intended to and does not (i) create any relationship of partnership, joint venture, agency, or employment or (ii) permit either Party to obligate the other Party. Each Party hereto is and shall remain an independent contractor as to the other Party hereto in all respects and in the performance of all work and activities under this Agreement. The detailed methods and manner of conducting such work and activities by such Party shall be under the complete control and direction of such Party unless modified by another provision of this Agreement. Nothing in this Agreement shall limit or be interpreted as conflicting with the independent contractor status of such Party and its subcontractors, but in the event of any such conflict, the provisions of this Section 8.7 shall govern.

8.8   Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

8.9   Confidentiality.  Carrier shall faithfully observe all requirements of confidentiality imposed on it as a common carrier under Applicable Law. Neither Shipper nor Carrier shall disclose any commercially sensitive terms or conditions of this Agreement without the prior written consent of the other Party, except as required by law or regulation.

8.10    Conspicuousness.  THE PARTIES AGREE THAT ANY PROVISION OF THIS AGREEMENT THAT IS SET FORTH IN THE STYLE OF THIS SECTION 8.10 IS CONSPICUOUS.

8.11    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one and the same Agreement.

ARTICLE 9

ALTERNATE DISPUTE RESOLUTION

9.1   Covered Disputes.  Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (“Dispute”) will be resolved in accordance with the procedures specified in this paragraph, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue, subject to Section 9.6 hereinbelow, to participate in good faith in the procedures specified in this Section.

9.2   Initiation of Procedures.  Either Party wishing to initiate the dispute resolution procedures set forth in this paragraph with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”). The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under next subsection.

9.3   Negotiation Between Executives.  If a Party has given a Dispute Notice under the preceding subparagraph, the Parties will attempt in good faith to resolve the Dispute within 45 calendar days of the notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 45 calendar days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

9.4   Mediation.  If the Dispute has not been resolved by negotiation under the preceding subsection within 45 calendar days of the Dispute Notice, and only in such event, either Party may initiate the mediation procedure of this subsection by giving written notice to the other Party (“Mediation Notice”). The Parties will endeavor to settle the Dispute by mediation within 90 calendar days of the Mediation Notice under the then current Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. If the Parties have not agreed upon a mediator within seven calendar days after the Mediation Notice, either Party may request CPR assistance in the selection of a mediator under its guidelines. The mediator will establish rules for an expedited discovery procedure and will resolve all disputes with regard to discovery between the Parties. If the mediator has not already done so during the mediation process, at least seven calendar days before the end of the ninety day mediation period, the mediator, if he or she believes that they are qualified to do so, will provide to each Party a written summary of the mediator's conclusions regarding the outcome of the Dispute if it is submitted to arbitration under the following subsection.

9.5   Arbitration.  If the Dispute has not been resolved by mediation under the preceding subsection within 90 calendar days of the Mediation Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”). The Dispute will be finally resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator, chosen by mutual agreement of both Parties. If the Parties cannot select an arbitrator within 30 calendar days of the Arbitration Notice, the arbitrator will be selected by the AAA. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, as amended (“the Act”), and to the extent not inconsistent with the Act, the Texas arbitration statute. Judgment upon the award rendered by the arbitrator may be entered by any court of any state having jurisdiction. The statute of limitations of the State of Texas for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by this Section. Each Party will assume its own costs of legal representation and expert witnesses and the Parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Texas; however, the arbitrator may not award punitive damages. The arbitration will take place in Houston, Texas.

9.6   Tolling and Performance.  Except as indicated in the preceding subsection with regard to the commencement of arbitration, all applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this paragraph are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

The Parties have executed this Agreement as of the Effective Date.

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:
Name: William S. Dickey
Title: President

RIO VISTA OPERATING PARTNERSHIP, L.P.
By: Rio Vista Operating GP LLC, general partner

By:
Name: Charles C. Handly
Title: President

PENN OCTANE INTERNATIONAL, LLC

By:
Name: Ian T. Bothwell
Title: Manager